Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:

Amber Wallace

Senior Vice President, Marketing

330-720-6441

awallace@farmersbankgroup.com

Farmers National Banc Corp. and

Monitor Bancorp, Inc.

Announce Election Deadline of August [10], 2017

CANFIELD, OHIO, July [21], 2017 – Farmers National Banc Corp. (“Farmers” or the “Company”) (NASDAQ: FMNB), the holding company for The Farmers National Bank of Canfield (“Farmers National Bank”), and Monitor Bancorp, Inc. (“Monitor”), the holding company for The Monitor Bank (“Monitor Bank”), today announced a tentative election deadline of 5:00 p.m., Eastern Daylight Time, August [10], 2017 (the “Election Deadline”) for shareholders of Monitor to elect the form of consideration they wish to receive in connection with the proposed merger of Monitor with and into FMNB Merger Subsidiary II, LLC, a newly-formed, wholly-owned subsidiary of Farmers (the “Merger”). The Election Deadline may be extended, in which case Farmers and Monitor will issue a press release announcing the new election deadline. As previously announced, shareholders of Monitor can elect to receive, for each Monitor common share held, either cash or Farmers common shares in connection with the Merger, although such elections are subject to proration and adjustment procedures which are described in the Proxy Statement/Prospectus dated July 21, 2017, prepared in connection with the Merger. Shareholders of Monitor are reminded that if they wish to make an election, they must complete, sign and return a Letter of Transmittal and Election Form to Computershare Trust Company, N.A., as exchange agent, by the Election Deadline. Shareholders of Monitor who hold their common shares through a bank, broker, trust company or other nominee may have an earlier election deadline and should carefully review any instructions received from their bank, broker, trust company or other nominee. The documents necessary for shareholders of Monitor to make an election for their Merger consideration were mailed beginning July 21, 2017.

A special meeting of the shareholders of Monitor is being held on August 8, 2017 for purposes of considering and voting on a proposal to approve the Merger. Closing of the Merger is subject to approval of Monitor’s shareholders and other customary closing conditions. Shareholders of Monitor are reminded to vote before the registered shareholder proxy cut-off time of [1:00 a.m.], Eastern Daylight Time, on August 8, 2017.

Shareholders of Monitor with questions regarding the election procedures, who want up to date information on the Election Deadline, or who wish to obtain copies of the election materials, may contact [Computershare Trust Company, N.A., the Exchange Agent, at xxx-xxx-xxxx or at xx@xxxxx.com].

ABOUT FARMERS NATIONAL BANC CORP.

Founded in 1887, Farmers is a diversified financial services company headquartered in Canfield, Ohio, with over $2 billion in banking assets and over $1 billion in trust assets. Farmers’ wholly-owned subsidiaries are comprised of Farmers National Bank, a full-service national bank engaged in commercial and retail banking with 38 banking locations in Mahoning, Trumbull, Columbiana, Stark, Summit, Wayne, Medina and Cuyahoga Counties in Ohio and Beaver County in Pennsylvania, Farmers Trust Company, which operates two trust offices and offers services in the same geographic markets and National Associates, Inc. Farmers National Insurance, LLC, a wholly-owned subsidiary of Farmers National Bank, offers a variety of insurance products.

ABOUT MONITOR BANCORP, INC.

Monitor’s subsidiary, Monitor Bank, is headquartered in Big Prairie, Ohio with one banking office in Big Prairie.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts, but rather statements based on the Company’s current expectations regarding its business strategies and its intended results and future performance. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions, as well as any statements related to future expectations of performance or conditional verbs, such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance, and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that could cause Farmers’ actual results to differ materially from those described in the forward-looking statements can be found in Farmers’ Annual Report on Form 10-K for the year ended December 31, 2016, which has been filed with the Securities and Exchange Commission (“SEC”) and is available on Farmers’ website (www.farmersbankgroup.com) and on the SEC’s website (www.sec.gov). Factors that may cause or contribute to these differences may also include, without limitation, the Company’s failure to integrate Monitor and Monitor Bank in accordance with expectations; deviations from performance expectations related to Monitor and Monitor Bank; general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; competitive conditions in the banking markets served by the Company’s subsidiaries; the adequacy of the allowance for losses on loans and the level of future provisions for losses on loans; and other factors disclosed periodically in the Company’s filings with the SEC.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on the Company’s behalf. The Company assumes no obligation to update any forward-looking statements.